Exhibit 5.1


                              [Letterhead of]

                          CRAVATH, SWAINE & MOORE
                             [New York Office]


                               (212) 474-1000


                                                            October 1, 1997


                              AVX Corporation


Dear Sirs:

          We have acted as counsel for AVX Corporation, a Delaware corporation (hereinafter called the "Company"), in connection with a Registration Statement on Form S-8 (the "Registration Statement") filed with the securities and Exchange Commission (the "Commission") under the Securities Act of 1933 for the registration of an additional 1,100,000 shares of Common Stock, $.01 par value (the "Shares"), of the Company to be issued pursuant to or reserved for issuance under the AVX Corporation 1995 Stock Option Plan (the "Plan").

          In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including the Amended and Restated Certificate of Incorporation of the Company and the By-laws of the Company.

          Based upon the foregoing, we are of opinion as follows:

          1. The Company is a corporation validly existing under the laws of the State of Delaware.

          2. The Shares have been duly and validly authorized, and when issued in accordance with and to the extent permitted by the terms of the Plan, will be validly issued, fully paid and nonassessable.



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          We hereby consent to the filing of this opinion as part of the
Registration Statement.


                                        Very truly yours,

                                        Cravath, Swaine & Moore


AVX Corporation
   801 17th Avenue South
      Myrtle Beach, SC 29577